Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation in this Registration Statement of Miluna Acquisition Corp. on the Amendment No.2 to Form S-1 (File No. 333-289973) of our report dated July 25, 2025, except for Note 1, 5, 7 and 9 as to which the date is August 29, 2025, with respect to our audit of the financial statements of Miluna Acquisition Corp. as of June 30, 2025 and for the period from June 24, 2025 (inception) through June 30, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

September 29, 2025